EXHIBIT 99.1




                                   Contact:  Neil Lefort
                                   Vice President, Investor Relations
                                   (630) 527-4344


           MOLEX REPORTS 2005 FISCAL THIRD QUARTER RESULTS

 ANNOUNCES CHARGE FOR PRODUCTION TRANSFERS AND COST REDUCTIONS TO BE
         TAKEN IN 2005 FISCAL FOURTH QUARTER AND FISCAL 2006

   BOARD INCREASES STOCK REPURCHASE AUTHORIZATION TO $250 MILLION
                                 and
    ANNOUNCES ELECTION OF NEW CEO AND COO EFFECTIVE JULY 1, 2005


Lisle,  Ill.,  USA  -- April 25, 2005 -- Molex Incorporated  (NASDAQ:
MOLX and MOLXA), a global electronic components company, today announced results for its third fiscal quarter and first nine-months ended March 31, 2005 and a manufacturing plant realignment program designed to reduce long-term costs and better optimize plant utilization. The Company also announced general and administrative cost reduction initiatives and an increase in its stock repurchase program.


Fiscal Third Quarter Results
____________________________

Revenue of $612.8 million increased 7.7 percent from last year's third fiscal quarter of $569.2 million. Revenue in local currencies rose 4.7 percent as currency translation increased net revenue by $17 million when compared to last year's third fiscal quarter. Revenue for the third fiscal quarter included $18.6 million from a business that was acquired in April 2004. Revenue declined sequentially from the second fiscal quarter by $39 million, primarily due to the mobile phone and computer markets that were down approximately $22 million and $10 million respectively. This was due to a combination of model changeovers, slower production after a significant holiday ramp, and inventory adjustments by our customers. There were modest increases in both the automotive and telecom infrastructure markets offset by modest reductions in other market segments.

When compared with last year's third fiscal quarter, revenue in the Far East South increased by 20.2 percent in dollars and 18.4 percent in local currency. In the Far East North (Japan and Korea), revenue increased 3.9 percent in dollars and decreased 1.4 percent in local currency. In the Americas, revenue declined 8.5 percent. In Europe, revenue increased 22.8 percent in dollars and 16.3 percent in local currency. Excluding the business acquired in April 2004, revenue increased 4.0 percent in dollars and declined 2.4 percent in local currency.

Net income of $44.8 million decreased 1.4 percent from last year's third fiscal quarter of $45.5 million. Currency translation increased net income by $1.3 million compared with last year's third quarter. Earnings per share were $0.24 compared with $0.24 for last year's third quarter. Included in the results for this year's third quarter was a gain of $4.9 million pretax ($3.6 million after-tax) resulting from additional consideration earned from the previous sale of an equity investment in an affiliate. Also included in the quarter was $2.5 million in legal and accounting costs arising from the previously announced resignation of the Company's former auditors and subsequent related events.

The Company continues to be negatively impacted relative to the prior year by higher raw material costs. The Company has been somewhat successful in passing on these increases to its distribution sales channel (20 percent of total sales), however any price increases to the remaining sales channels have not fully recovered the higher
costs.   The level of sales price erosion for the third fiscal
quarter improved to a level modestly below the Company's normal 5 percent year-over-year expectation.

The order backlog on March 31, 2005 stood at $264 million compared with $263 million a year ago. Without the impact of changes due to currency translation, the backlog would have been $259 million.

Research and development expenditures for the third quarter were $32.8 million, compared with $29.9 million for the same period last year. Capital expenditures were $49.8 million for the third quarter, compared with $50.3 million for the same period last year.

Cash and marketable securities were $447 million at March 31, 2005, compared with $412 million at December 31, 2004 and $351 million at March 31, 2004.


Plant Realignment and Cost Reduction Program and Related Charges
________________________________________________________________

The Company also announced that it plans to realign part of its manufacturing capacity in order to reduce costs and better optimize its plant utilization and to reduce SG&A. As a result, the Company expects to take an estimated pretax charge of $25 to $30 million in the fiscal 2005 fourth quarter and an additional estimated pretax charge of $20 to $30 million during fiscal 2006. The actual timing of the facility closures and related headcount reductions and the resulting fiscal 2006 charge will be dependent upon a number of factors including the Company's efforts to achieve a phased and efficient transfer of production.

The facility closures involve the Company's operations in the Americas and Europe. In the Americas, the Company will close an industrial manufacturing facility in New England and cease manufacturing in its Detroit automotive facility. The automotive development center also located in Detroit will continue in operation. Production from these facilities will be transferred to existing plants within the region. In Europe, the Company will close manufacturing facilities in Ireland and Portugal, and reduce the size of a development center in Germany. Production from these manufacturing facilities will be transferred to existing plants within the region. Included in the charge is an amount to expense certain product related tooling in the Far East South and Europe.

Also included in the charge will be costs to reduce the Company's selling, general and administrative costs in the Americas, Europe, and at the corporate office. The Company estimates that it will reduce headcount by approximately 1,200 people partially offset by additions at the facilities where production is being transferred. Total savings from the restructuring have not yet been finalized; and the Company expects to provide additional information in the future.

The Company also advised that in addition to the restructuring charge, in May 2005 it will conduct its annual impairment review of goodwill, intangible assets and investments in subsidiaries and that non-cash charges could be taken once the review is completed.

Fred Krehbiel, Co-Chairman and Chief Executive Officer, commented, "This is an extremely difficult but necessary step towards a more focused manufacturing base in order to meet the requirements of our customers. At the same time, we are working to reduce our SG&A to a level that is both competitive and sustainable and ultimately to provide the level of returns Molex and our shareholders expect. Implementation of this restructuring will begin in the fiscal 2005 fourth quarter and will continue through fiscal 2006. We expect to provide additional details as we move through the process."


Nine-Month Results
__________________

Revenue for the nine-months ended March 31, 2005 was $1.9 billion, an increase of 18.0 percent compared with the prior fiscal year. Revenue for the nine-months included $54.2 million from a business that was acquired in April 2004. Net income of $149.6 million increased 25.9 percent compared with last year's net income of $118.7 million. Earnings per share were $0.78 compared with $0.62 reported for the prior fiscal year. For the nine-months, currency translation increased revenue by $51.4 million and increased net income by $4.3 million.


Senior Management Promotions
____________________________

The Company also announced that its Board of Directors has elected Martin Slark as Vice Chairman and Chief Executive Officer effective July 1, 2005, consistent with the succession plan announced in the Company's December 9, 2004 press release.

The Company also announced that Liam McCarthy has been elected President and Chief Operating Officer effective July 1, 2005. During his 28-year career at Molex, McCarthy (49) has held diverse functional positions in all four of the Company's geographic regions. He began his career as a Cost and Management Accountant at Molex Ireland, followed by operating assignments in Japan, Singapore, and the Americas where he served as President of the Data-Communication division. Prior to this promotion, he was Vice President of Operations, Europe.

In addition, Molex announced effective June 30, 2005, that Werner Fichtner, President of Europe for 23 years will be retiring and that taking his place will be Graham Brock (50). Brock has been with Molex for 28 years and has held positions in the U.S. and Europe and currently serves as Vice President of Sales and Marketing in Europe. The Company also announced the timing of the retirement of Ron Schubel who has been with Molex for 23 years and has served as President of the Americas for the last 7 years. Schubel will begin to transfer his duties to Dave Root effective October 1, 2005 and then move in April 2006 to a corporate role prior to his retirement in October 2006. Root (51) has been with Molex 23 years, including assignments as General Manager of Molex operations in both Hong Kong and Singapore. Currently he is Vice President of Sales and Marketing in the United States.


Fiscal Fourth Quarter Operations Outlook
________________________________________

The Company expects net revenue in the fourth fiscal quarter ending June 30, 2005 to be in a range of $625 million to $640 million. This estimate includes a sequential increase in both the mobile phone and computer markets, but not to the levels seen in the 2005 second fiscal quarter. Earnings per share after the charge are expected to be in a range of $0.13 to $0.15. The estimated reduction in earnings per share from the charge, assuming the mid-range, is expected to be $0.11.

Short-term market indicators for the Company are mixed. Orders have strengthened in March and early April, but lead times are short and it is difficult to forecast expected results. However, the Company believes it is well positioned for profitable growth from global market opportunities. Molex's competitive advantages include a strong balance sheet, its emphasis on growth via new products, and its ability to design, manufacture and service customers anywhere in the world. As one of the first in the industry to manufacture in the Far East, the Company has important customer relationships and significant technical resources making it a leader in this fast growing region. Today, Molex has four integrated design centers and 24 factories in the region. Molex currently has six factories in China, is completing additions to two, and finalizing plans to build a seventh. Added Mr. Krehbiel, "I am as excited now about the Company's future as I have ever been. We have a terrific management team and tremendous future potential."


Increase in Stock Buyback Authorization
_______________________________________

The Company also announced that its Board of Directors has authorized the Company to repurchase Molex shares on a discretionary basis. The authorization allows the repurchase of the Company's outstanding Common Stock (MOLX) and/or Class A Common Stock (MOLXA) during the period ending December 31, 2006 up to an aggregate value of $250 million. This replaces the Company's current authorization to repurchase shares up to an aggregate value of $100 million during the fiscal year ending June 30, 2005. Under this authorization the Company had purchased 940,000 shares of MOLXA at a total cost of $23.6 million.


   *           *            *             *          *          *

Statements in this release that are not historical including those in the "Fiscal Fourth Quarter Operations Outlook" are forward-looking and are subject to various risks and uncertainties that could cause actual results to vary materially from those stated. These risks and uncertainties include possible declines in the Company's lines of business, increases in the costs of raw materials to the extent that we are not able to pass them through to customers, the impact of price competition and pricing pressure from customers, the effectiveness and cost of our plant realignment efforts, the implementation costs attendant to the internal control requirements of Section 404 of the Sarbanes-Oxley Act, and other general economic and market factors. Other risks and uncertainties are set forth in Molex's Form 10-K for the year ended June 30, 2004, and other documents filed with the Securities and Exchange Commission. Molex disclaims any obligation to revise these forward-looking statements or to provide any updates regarding information contained in this release resulting from new information, future events or otherwise.

    *           *           *            *          *          *

Molex's   Annual  Report,  as  well  as  news  releases   and   other
supplementary financial data is available by accessing Molex's website at www.molex.com.

The Company's quarterly earnings conference call will be held at 4:00 p.m. CDT on Monday, April 25, and is available live and in replay to all investors through the internet by accessing the Company's website. You may also dial (800) 603-3143 to participate in the conference call. International callers please dial (706) 634-0917. Please dial in at least five minutes prior to the start of the call. Molex will also offer a 48-hour replay of the conference call by dialing (800) 642-1687 / ID# 5384167.

Note: Molex will hold an Analysts Meeting on Tuesday, July 26, 2005. The location will be at Drury Lane, 100 Drury Lane, Oakbrook Terrace, IL.
       The meeting will begin at 10:00 a.m. CDT and is scheduled to end at 3:30 p.m. CDT. Full details to follow but please contact the Investor Relations Department (630) 527-4447 if you have immediate questions.

Molex Incorporated is a 67-year-old manufacturer of electronic components, including electrical and fiber optic interconnection products and systems, switches and integrated products in 55 plants in 19 countries throughout the world.

                                 ###

Editor's note: Molex is traded on the NASDAQ National Market System in the United States and on the London Stock Exchange. The Company's voting stock (MOLX) is included in the S&P 500 Index and the NASDAQ 100.







                        Molex Incorporated
               Condensed Consolidated Balance Sheets
                          (In thousands)


                                               March 31,       June 30,
                                                 2005            2004
                                              -----------    -----------
ASSETS                                        (Unaudited)
Current assets:
Cash and cash equivalents                     $   323,786    $   234,431
Marketable securities                             123,449        104,223
Accounts receivable, less allowances of
 $22,416 and $22,901, respectively                553,472        529,630
Inventories                                       294,014        265,344
Other current assets                               40,637         35,016
                                              -----------    -----------
 Total current assets                           1,335,358      1,168,644
Property, plant and equipment, net              1,015,736      1,022,378
Goodwill                                          167,355        164,915
Other assets                                      213,739        216,409
                                              -----------    -----------
 Total assets                                 $ 2,732,188    $ 2,572,346
                                              -----------    -----------

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable                              $   219,137    $   234,823
Accrued expenses                                  150,103        143,160
Other current liabilities                          57,064         50,481
                                              -----------    -----------
 Total current liabilities                        426,304        428,464
Other non-current liabilities                      11,266         10,487
Accrued pension and postretirement benefits        54,183         52,151
Long-term debt                                      9,676         10,243
Obligations under capital leases                    3,118          3,796
Minority interest in subsidiaries                   3,074          1,211
                                              -----------    -----------
    Total liabilities                             507,621        506,352
                                              -----------    -----------
Shareholders' equity:
Common stock                                       10,775         10,734
Paid-in capital                                   384,254        369,660
Retained earnings                               2,289,030      2,160,368
Treasury stock                                   (534,207)      (509,161)
Deferred unearned compensation                    (26,099)       (32,180)
Accumulated other comprehensive income            100,814         66,573
                                              -----------    -----------
Total shareholders' equity                      2,224,567      2,065,994
                                              -----------    -----------
 Total liabilities and shareholders' equity   $ 2,732,188    $ 2,572,346
                                              -----------    -----------






                        Molex Incorporated
            Condensed Consolidated Statements of Income
         (Unaudited - in thousands, except per share data)


                                                 Three Months Ended          Nine Months Ended
                                                      March 31,                  March 31,
                                                 --------------------     ------------------------
                                                   2005       2004           2005         2004
                                                 ---------  ---------     -----------  -----------
Net revenue                                      $ 612,842  $ 569,153     $ 1,904,890  $ 1,614,898
Cost of sales                                      401,434    366,886       1,246,680    1,065,310
                                                 ---------  ---------     -----------  -----------
GROSS PROFIT                                       211,408    202,267         658,210      549,588

Selling, general and administrative expenses:
 Selling                                            53,929     52,095         162,840      145,356
 General and administrative                        104,623     90,910         304,760      256,285
 Total selling, general and                      ---------  ---------     -----------  -----------
  administrative expenses                          158,552    143,005         467,600      401,641
                                                 ---------  ---------     -----------  -----------

INCOME FROM OPERATIONS                              52,856     59,262         190,610      147,947

Other (income) expense:
 Gain on sale of affiliate stock                         -        (30)         (1,624)     (10,393)
 (Gain)Loss on investments                          (4,569)         -          (1,587)       4,987
 Equity income                                      (2,399)    (2,148)         (7,579)      (6,434)
 Interest, net                                      (1,579)    (  926)         (3,903)      (3,250)
                                                 ---------  ---------     -----------  -----------
 Total other (income) expense                       (8,547)    (3,104)        (14,693)     (15,090)


INCOME BEFORE INCOME TAXES
 AND MINORITY INTEREST                              61,403     62,366         205,303      163,037
  Income taxes                                      16,587     16,832          55,471       44,020
  Minority interest                                     (6)        63             280          268
                                                 ---------  ---------     -----------  -----------

NET INCOME                                       $  44,822  $  45,471     $   149,552  $   118,749
                                                 ---------  ---------     -----------  -----------

EARNINGS PER SHARE:
 Basic                                           $    0.24  $    0.24     $      0.79  $      0.62
 Diluted                                         $    0.24  $    0.24     $      0.78  $      0.62

DIVIDENDS PER SHARE                              $  0.0375  $  0.0250     $    0.1125  $     0.075

AVERAGE COMMON SHARES OUTSTANDING:
 Basic                                             188,780    190,252         188,742      190,480
 Diluted                                           190,509    192,417         190,694      192,450


